UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant  [   ]

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Bandag, Incorporated
(Name of Registrant as Specified in its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Bandag Headquarters
2905 North Highway 61
Muscatine, Iowa 52761-5886
April 17, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2006

To The Shareholders:

        The Annual Meeting of the Shareholders of Bandag, Incorporated, an Iowa corporation, will be held at the Bandag, Incorporated Learning Center, 2000 Bandag Drive, Muscatine, Iowa, on May 16, 2006, commencing at ten o’clock a.m., Central Daylight Time, for the following purposes:

(1)	To elect two directors for terms of three years.

(2)	To ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 2006.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed March 31, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        You are invited to attend the meeting. Whether or not you attend the meeting, you are urged to sign, date and return immediately the enclosed Proxy, which is solicited by the Board of Directors. You retain the right to revoke your proxy at any time prior to its exercise by giving notice in writing to the Secretary of the Corporation, by giving notice in open meeting at the annual meeting or by submitting a duly executed proxy bearing a later date.

By Order of the Board of Directors
/s/ Warren W. Heidbreder
WARREN W. HEIDBREDER, Secretary

BANDAG, INCORPORATED
Bandag Headquarters
2905 North Highway 61
Muscatine, Iowa 52761-5886
April 17, 2006

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bandag, Incorporated (the “Corporation”) to be voted at the Annual Meeting of the Shareholders of the Corporation to be held on Tuesday, May 16, 2006, or at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Any shareholder giving a proxy may revoke it at any time prior to its exercise by giving notice in writing to the Secretary of the Corporation, by giving notice in open meeting at the annual meeting or by submitting a duly executed proxy bearing a later date.

        Shareholders of record at the close of business on March 31, 2006, will be entitled to vote at the meeting or any adjournment or postponement thereof. At the close of business on March 31, 2006, there were 9,130,441 outstanding $1.00 par value shares of Common Stock and 917,263 outstanding $1.00 par value shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes at the meeting.

        The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, this Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about April 17, 2006.

SECURITY OWNERSHIP

        Ownership by Directors, Nominees and Executive Officers. The following table sets forth information as to the Common, Class A Common and Class B Common shares of the Corporation beneficially owned by each director and director-nominee, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of January 31, 2006:

Directors, Nominees and Executive Officers	Amount Beneficially Owned[1][2]	Percentage of Outstanding Stock of Respective Class[1]	Percentage of Aggregate Voting Power of Common Stock and Class B Common Stock**

Martin G. Carver[3][4]
Common Stock	2,644,023[5]	29%[5]	42%[5]
Class A Common Stock	4,089,926[5]	43%[5]
Class B Common Stock	502,097	55%

Roy J. Carver, Jr.[6]
Common Stock	2,615,685[7]	29%[7]	36%[7]
Class A Common Stock	3,520,379[7]	37%[7]
Class B Common Stock	400,732	44%

Robert T. Blanchard
Common Stock	200	*
Class A Common Stock	12,319	*	*
Class B Common Stock	0	0

Gary E. Dewel
Common Stock	0	0
Class A Common Stock	13,519	*	0
Class B Common Stock	0	0

Directors, Nominees and Executive Officers	Amount Beneficially Owned[1][2]	Percentage of Outstanding Stock of Respective Class[1]	Percentage of Aggregate Voting Power of Common Stock and Class B Common Stock**

James R. Everline
Common Stock	100	*
Class A Common Stock	13,569	*	*
Class B Common Stock	100	*

Phillip J. Hanrahan
Common Stock	0	0
Class A Common Stock	12,819	*	0
Class B Common Stock	0	0

Amy P. Hutton
Common Stock	0	0
Class A Common Stock	3,594	*	0
Class B Common Stock	0	0

Edgar D. Jannotta
Common Stock	7,000	*
Class A Common Stock	19,319	*	*
Class B Common Stock	0	0

R. Stephen Newman
Common Stock	0	0
Class A Common Stock	19,969	*	0
Class B Common Stock	0	0

Frederico U. Kopittke
Common Stock	2,148	*
Class A Common Stock	59,928	*	*
Class B Common Stock	0	0

Warren W. Heidbreder
Common Stock	2,417[8]	*
Class A Common Stock	105,575[9]	1%	*
Class B Common Stock	0	0

John C. McErlane
Common Stock	1,286[10]	*
Class A Common Stock	97,556[11]	*	*
Class B Common Stock	0	0

Michael A. Tirona
Common Stock	1,040	*
Class A Common Stock	42,429	*	*
Class B Common Stock	0	0

All Directors, Nominees and
Executive Officers as a
Group (19 Persons)
Common Stock	2,673,073[12]	29%	64%
Class A Common Stock	4,690,835[12]	50%
Class B Common Stock	902,929	98%

*	Shares owned constitute less than 1% of shares outstanding and less than 1% of votes entitled to be cast.
**	Shares of Class A Common Stock are non-voting, except as otherwise required by law.

[1]	Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Common Stock which such shareholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account the shares of Common Stock which may be acquired upon conversion of Class B Common Stock (an amount which is equal to the number of shares of Class B Common Stock held by a shareholder). The percentage of outstanding Common Stock does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

[2]	Includes the specified number of shares of Class A Common Stock which the following individuals may acquire pursuant to the exercise of stock options within 60 days after January 31, 2006: Martin G. Carver – 223,255; Roy J. Carver, Jr. – 11,565; Robert T. Blanchard – 11,565; Gary E. Dewel – 11,565; James R. Everline - 11,565; Phillip J. Hanrahan - 11,565; Amy P. Hutton – 2,840; Edgar D. Jannotta - 11,565; R. Stephen Newman - 11,565; Warren W. Heidbreder – 84,570; Frederico U. Kopittke - 48,815; John C. McErlane – 81,550; and Michael A. Tirona - 37,910.

[3]	Does not include 52,554 shares of Common Stock, 12,376 shares of Class A Common Stock and 525 shares of Class B Common Stock held by members of his family, beneficial ownership of which is disclaimed.

[4]	Includes 6,991 shares of Common Stock and 8,944 shares of Class A Common Stock indirectly owned by Carver Management LLC and 867,234 shares of Common Stock and 1,109,390 shares of Class A Common Stock held by Carver Partners LP, beneficial ownership of which is disclaimed.

[5]	Martin G. Carver has sole voting and investment power over 27,963 shares of Common Stock, or 0.3% of the outstanding shares of Common Stock, and shares voting and investment power with Roy J. Carver, Jr. over 2,615,685 shares of Common Stock, or 29% of the outstanding shares of Common Stock. He has sole investment power over 520,188 shares of Class A Common Stock, or 6% of the outstanding shares of Class A Common Stock, and shares investment power with Roy J. Carver, Jr. over 3,346,060 shares of Class A Common Stock, or 36% of the outstanding shares of Class A Common Stock. He has sole voting power of 28% of the combined voting power of Common Stock and Class B Common Stock and shares with Roy J. Carver, Jr. 14% of such combined voting power.

[6]	Includes 6,991 shares of Common Stock and 8,944 shares of Class A Common Stock indirectly owned by Carver Management LLC and 867,234 shares of Common Stock and 1,109,390 shares of Class A Common Stock held by Carver Partners LP, beneficial ownership of which is disclaimed.

[7]	Roy J. Carver, Jr. shares with Martin G. Carver the voting and investment power over all of the 2,615,685 shares of Common Stock shown as beneficially owned by him, which represents 29% of the outstanding shares of Common Stock. He has sole investment power over 162,754 shares of Class A Common Stock, or 1.7% of the outstanding shares of Class A Common Stock, and shares investment power with Martin G. Carver over 3,346,060 shares of Class A Common Stock, or 36% of the outstanding shares of such class. He has sole voting power of 22% of the combined voting power of Common Stock and Class B Common Stock and shares with Martin G. Carver 14% of such combined voting power.

[8]	Mr. Heidbreder shares voting and investment power over 136 shares with his wife.

[9]	Mr. Heidbreder shares investment power over 5,390 shares with his wife.

[10]	Mr. McErlane shares voting and investment power over 403 shares with his wife.

[11]	Mr. McErlane shares investment power over 544 shares with his wife.

[12]	In order to avoid overstatement, the number of shares of Common Stock and Class A Common Stock which is the subject of shared voting or investment power is only counted once.

        Shareholders Owning More Than Five Percent. The following table provides information concerning persons known by the Corporation to beneficially own more than five percent of any class of the Corporation’s voting securities as of January 31, 2006, other than the ownership of Martin G. Carver and Roy J. Carver, Jr., which is contained in the previous table:

Name and Address	Amount of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock	Percentage of Aggregate Voting Power

Third Avenue Management LLC[1]
622 Third Avenue
32nd Floor
New York, NY 10017	975,525[1]	10.7%	5.3%

Barclays Global Investors, N.A.[2]
45 Fremont Street
5th Floor
San Francisco, CA 94105	567,486[2]	6.2%	3.1%

Dimensional Fund Advisors Inc.[3]
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401	493,619[3]	5.4%	2.7%

[1]	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission. The Schedule 13G indicates that such party has sole voting power over 958,075 of such shares and sole dispositive power over 975,525 of such shares and shares voting and dispositive power over none of such shares.

[2]	Information shown is based on a jointly filed Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, N.A.; Barclays Global Fund Advisors; Barclays Global Investors, Ltd.; and Barclays Global Investors Japan Trust and Banking Company Limited. The Schedule 13G indicates that such parties have sole voting power over 506,312 of such shares and sole dispositive power over 567,486 of such shares and share voting and dispositive power over none of such shares.

[3]	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission. The Schedule 13G indicates that such party has sole voting and dispositive power over all of the shares.

Proposal No. 1 – ELECTION OF DIRECTORS

        The Articles of Incorporation require the election of directors to staggered terms of three years. Two nominees this year are to be elected for three-year terms. One of the Corporation’s current directors, Robert T. Blanchard, whose term expires at the meeting, has notified the Corporation that he has decided to retire from the Board of Directors, and will not stand for re-election. Mr. Blanchard’s retirement will result in the Corporation’s Board temporarily not being in compliance with the New York Stock Exchange requirement to have a majority of independent directors. The Corporation is taking steps to remedy this non-compliance and intends to appoint a replacement director who is “independent” as defined in the New York Stock Exchange’s corporate governance listing standards and meets the categorical standards of independence adopted by the Board as soon as reasonably practicable. The new director will serve until the next annual meeting of shareholders, when he or she shall stand for election by the shareholders.

        Proxies will be voted for the election of each of the nominees listed below, unless the shareholder giving the proxy abstains from voting for any nominee. If, as a result of unforeseen circumstances, any such nominee is unable to serve as director, proxies will be voted for the election of such person or persons as the Board of Directors may select. Information about the nominees is set forth below:

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

        GARY E. DEWEL, age 63, retired. Mr. Dewel was Executive Vice President, Supply Chain, for Clarion Technologies, Inc., Schaumburg, Illinois, an injection molding business supplier to the automotive industry, until his retirement in April 2000. Previously, he was Vice President, Supply Chain, for Solutia Inc., a spinoff of the chemical businesses of Monsanto Company (1997-April 1999); Vice President, Supply Chain, of Monsanto Company (1994-August 1997) and held several Vice President positions with Navistar International Corporation (1979-1993). Mr. Dewel was re-elected Vice Chairman of the Board in May 2005. He is a member of the Executive Committee, Management Continuity and Compensation Committee and Nominating and Corporate Governance Committee. Mr. Dewel has been a director since August 1997.

        R. STEPHEN NEWMAN, age 62. Since November 2001, Mr. Newman has served as Chief Executive Officer and President of Observer North America, an operating unit of Observer AB, listed on the Stockholm Stock Exchange. Prior to November 2001, Mr. Newman was President and Chief Executive Officer of Primedia Information, Inc., an operating unit of Primedia Inc. Mr. Newman continues as Chief Executive Officer of Bacon’s Information, Inc., where he served as Chief Executive Officer and President from 1994 to November 2001, and President and Chief Operating Officer from 1990 to 1994. Mr. Newman is a member of the Audit Committee, Management Continuity and Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Newman has been a director since 1983.

DIRECTORS CONTINUING IN OFFICE

        ROY J. CARVER, JR., age 62. Since June 1982, Mr. Carver has been Chairman of the Board of Directors of Carver Pump Company, Muscatine, Iowa, a builder of centrifugal pumps. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine and Davenport, Iowa, and President of Carver Hardware, Inc., which operates a chain of retail hardware stores. Mr. Carver holds a directorship in Iowa First Bancshares Corp. Mr. Carver has been a director since 1982. Mr. Carver’s term expires in 2007.

        JAMES R. EVERLINE, age 64, is President of Everline & Co., a mergers and acquisitions/management consulting company. Previously, Mr. Everline was President, Investment Banking Division, of Henry & Company (1990-1991). Henry & Company is engaged in the venture capital and investment banking business. Prior to Mr. Everline’s employment by Henry & Company, he was a Partner of Founders Court Investors Inc. (1988-1989) and served as Vice President, Capital Markets Group, Bank of America (1981-1988). He is a member of the Audit Committee, Executive Committee, Management Continuity and Compensation Committee, and the Nominating and Corporate Governance Committee. Mr. Everline has been a director since 1982. Mr. Everline’s term expires in 2007.

        PHILLIP J. HANRAHAN, age 66, has been for more than five years a partner in the Milwaukee law firm of Foley & Lardner LLP. In 2005, the Corporation paid fees for legal services to Foley & Lardner LLP, and the Corporation anticipates that similar services may be provided by Foley & Lardner LLP in the current fiscal year. Mr. Hanrahan’s cash fees as a director are paid to Foley & Lardner LLP, which credits the sums to the Corporation’s legal services account. Mr. Hanrahan is a member of the Executive Committee. Mr. Hanrahan has been a director since August 1997. Mr. Hanrahan’s term expires in 2007.

        MARTIN G. CARVER, age 57, was elected Chairman of the Board effective June 23, 1981, Chief Executive Officer effective May 18, 1982, and President effective May 25, 1983. Mr. Carver was also Vice Chairman of the Board from January 5, 1981 to June 23, 1981. He is a member of the Executive Committee. Mr. Carver has been a director since 1978. Mr. Carver’s term expires in 2008.

        AMY P. HUTTON, age 43. On July 1, 2003, Ms. Hutton was appointed Associate Professor of Business Administration at Tuck School of Business at Dartmouth College, Hanover, New Hampshire. Previously, Ms. Hutton was Associate Professor of Business Administration (July 1, 1997 to June 30, 2003) and an Assistant Professor of Business Administration (July 1991 to June 30, 1997) at Harvard Business School. Ms. Hutton was Visiting Scholar, Graduate School of Business, Stanford University (January to June 2003) and Visiting Associate Professor of Business Administration, Tuck School of Business at Dartmouth (July to December 2002). Ms. Hutton is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Ms. Hutton has been a director since June 2003. Ms. Hutton’s term expires in 2008.

        EDGAR D. JANNOTTA, age 74. In March 2001, Mr. Jannotta became Chairman of William Blair & Company, L.L.C. and also Chairman of the firm’s Executive Committee. Previously, Mr. Jannotta served as Senior Director of William Blair & Company, L.L.C. (January 1996 to March 2001); Senior Director of William Blair & Company, a partnership (January 1995 to January 1996) and also served as Managing Partner for more than five years. He holds directorships in Aon Corporation, Exelon Corporation and Molex Incorporated. William Blair & Company, L.L.C. provided investment banking services to the Corporation in 2005, and the Corporation anticipates that services may be provided to the Corporation in the current fiscal year. Mr. Jannotta has been a director since 1973. Mr. Jannotta’s term expires in 2008.

        Directors are elected by a plurality of votes cast in the election of directors (assuming a quorum is present). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Independence

        The Corporation’s Board of Directors has affirmatively determined that all of the Corporation’s directors (other than Martin G. Carver, Roy J. Carver, Jr., Phillip J. Hanrahan and Edgar D. Jannotta), as well as each of the members of the Board’s Audit, Management Continuity and Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined in the New York Stock Exchange’s corporate governance listing standards and meet the categorical standards of independence adopted by the Board. In addition, the Board determined that Ms. Hutton (Chairman) and Messrs. Blanchard, Everline and Newman meet the additional independence standards for Audit Committee members. As noted previously, Mr. Blanchard is retiring from the Board and will not stand for re-election. The categorical standards of independence are as follows:

        A director who at all times during the previous three years has met all of the following categorical standards (the “Categorical Standards”) shall be presumed to be independent:

1.	The Corporation has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer or other executive officer shall not disqualify a director from being considered independent following that employment.

2.	Neither the director, nor any of his or her immediate family members, has received more than $100,000 during any twelve-month period in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Corporation need not be considered in determining independence under this test.

3.	Neither the director, nor one of his or her immediate family members, is a current partner of a firm that is the Corporation’s internal or external auditor; the director is not a current employee of such a firm; the director does not have an immediate family member that is a current employee of such a firm participating in the firm’s audit, assurance or tax compliance (but excluding tax planning) practice; nor was the director or one of his or her immediate family members, within the last three years, a partner or employee of such a firm that personally worked on the Corporation’s audit within that time.

4.	Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of the Corporation’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

5.	Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	Neither the director, nor any of his or her immediate family members, has had a personal services contract with the Corporation, its Chairman and Chief Executive Officer or other executive officer, or any affiliate of the Corporation.

7.	Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the Corporation gives directly, or indirectly through the provision of services, more than $100,000 per annum or 10% of the total annual donations received (whichever is less).

8.	Neither the director, nor any of his or her immediate family members, has been employed by (or affiliated with) a significant lender of the Corporation. For the purposes of this categorical standard, a lender shall be considered significant if the credit extended is more than 10% of the consolidated assets of the Corporation.

9.	The director is an executive officer of an entity which is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of either’s indebtedness to the other is less than 10% of its own total consolidated assets, measured as of the last fiscal year-end.

10.	Neither the director, nor any of his or her immediate family members, is or is affiliated with a firm that is an attorney, investment bank, consultant or similar advisor to the Corporation.

Meetings

        The Board of Directors met five times in 2005. Each director attended at least 75% of the aggregate number of (i) meetings of the Board of Directors held during the period for which he or she was a director during 2005 and (ii) meetings of the committees on which the director served during the period that the director so served in 2005. Directors are encouraged to attend the Corporation’s Annual Meeting of Shareholders. All of the directors serving as a director at the time attended the Corporation’s 2005 Annual Meeting.

        The Corporation requires its non-management directors to meet in executive session at the end of each regularly scheduled meeting of the Board of Directors, not including routine telephonic meetings, and at such other times as any of the non-management directors determine necessary or appropriate. The chairmen of the Audit Committee, the Management Continuity and Compensation Committee and the Nominating and Corporate Governance Committee alternate as the presiding director of the executive sessions of the non-management directors. In addition, the directors who have been determined to be independent by the Board of Directors are required to meet at least once a year in executive session.

Committees

        The Board of Directors has standing Audit, Management Continuity and Compensation, and Nominating and Corporate Governance Committees.

        The Audit Committee met eleven times in 2005. The Audit Committee presently consists of Ms. Hutton (Chairman) and Messrs. Blanchard, Everline and Newman, each of whom is independent (as independence is defined in the listing standards of the New York Stock Exchange). As noted previously, Mr. Blanchard is retiring from the Board and will not stand for re-election. The Corporation has not yet appointed a replacement member of the committee to serve following the annual meeting. The Board of Directors has determined that Ms. Hutton qualifies as an “audit committee financial expert,” as defined by the Securities and Exchange Commission, based on her knowledge of financial and accounting matters and years of experience as an Associate Professor of Business Administration (see the description of her business background under “Nominees for Election to Board of Directors”). Pursuant to its written charter, the major functions of the Audit Committee are to assist the Board of Directors in its oversight of: (i) the integrity of the Corporation’s financial statements; (ii) the independent auditors’ qualifications and independence; (iii) the Corporation’s compliance with legal and regulatory requirements; (iv) the performance of the Corporation’s internal audit function and of the independent auditors; and (v) carrying out other functions which may, from time to time, be assigned to the Audit Committee by the Board of Directors. See “Audit Committee Report” herein.

        The Management Continuity and Compensation Committee met eight times in 2005. Its primary functions are to review, evaluate and determine executive officer compensation, to recommend to the Board of Directors the election of corporate officers, to administer the Stock Award Plan, the Restricted Stock Grant Plan and the 2004 Stock Grant and Awards Plan, including the awarding of options, restricted stock grants and other permissible equity awards under the 2004 Stock Grant and Awards Plan, all pursuant to the terms and conditions of such plans. The Management Continuity and Compensation Committee presently consists of Messrs. Blanchard, Dewel, Everline and Newman (Chairman), each of whom is independent (as independence is defined in the listing standards of the New York Stock Exchange). As noted previously, Mr. Blanchard is retiring from the Board and will not stand for re-election. The Corporation has not yet appointed a replacement member of the committee to serve following the annual meeting.

        The Nominating and Corporate Governance Committee met four times in 2005. Its primary functions relate to the evaluation and recommendation to the Board of Directors of prospective candidates for election as directors of the Corporation, the recommendation to the Board of Directors of members to serve on committees of the Board, the determination of remuneration for non-management directors, and the development and recommendation to the Board of Directors of corporate governance guidelines, assisting the Board in its evaluation processes and otherwise taking a leadership role in the corporate governance of the Corporation. The Nominating and Corporate Governance Committee presently consists of Messrs. Everline (Chairman), Dewel, Newman and Ms. Hutton, each of whom is independent (as independence is defined in the listing standards of the New York Stock Exchange).

        The Committee uses a variety of means to identify prospective Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify prospective candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

        The Nominating and Corporate Governance Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent in writing to the Nominating and Corporate Governance Committee, care of the Assistant to the Board of Directors at the Corporate Headquarters in Muscatine, Iowa, together with appropriate biographical information concerning each proposed nominee, including the name and age of the nominee; the nominee’s business background for at least the past five years; any directorships that the nominee holds in other companies; any relationships of the nominee to the Corporation, including share ownership; and a description of all arrangements or understandings between such shareholder and each nominee and any other person pursuant to which the nomination is being made. Each shareholder recommendation should also include information about the shareholder bringing the nomination, including the number of shares held by such shareholder and the period of time such shares have been held by the shareholder.

        At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. In addition, the Nominating and Corporate Governance Committee has adopted the following criteria for the selection of directors as part of its charter:

1.	Exhibit high standards of integrity, commitment and independent thought and judgment. Also be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director.

2.	Have substantial management experience and/or financial expertise or prior Board of Directors experience with a public company or other relevant experience with a range of skills that will allow a Board member to provide sound guidance with respect to the Corporation’s operations and interests.

3.	Have the ability to dedicate sufficient time, energy and attention to ensure the diligent pursuit of his or her duties, including attending Board of Directors and committee meetings and reviewing all material in advance.

4.	Have the ability to discuss major issues and come to a reasonable conclusion. The capability to understand, effectively discuss and make appropriate judgments with respect to issues of importance to the Corporation. While being collegial, the candidate should have the ability to be direct and not afraid to disagree on important issues.

5.	As applicable or desirable, meet the requirements for independence set forth in the New York Stock Exchange’s corporate governance listing standards, for at least a majority of the directors then serving on the Board of Directors.

6.	Either have direct business exposure to the major businesses of the Corporation and its subsidiaries and/or be ready to participate in direct learning experiences about the major businesses of the Corporation and its subsidiaries.

7.	For Audit Committee members, meet the independence and qualification requirements for audit committee members under the New York Stock Exchange’s corporate governance listing standards and the rules and regulations of the Securities and Exchange Commission.

        The Nominating and Corporate Governance Committee has established the following procedure to allow parties to communicate directly with the non-management directors as a group. Written communications should be addressed to:

Non-Management Directors c/o Assistant to the Board of Directors Bandag, Incorporated 2905 North Highway 61 Muscatine, Iowa 52761-5886

Availability of Certain Corporate Governance Documents

        The Board of Directors has adopted corporate governance guidelines, a global ethics policy and a written charter for each of the Audit Committee, Management Continuity and Compensation Committee and Nominating and Corporate Governance Committee. The corporate governance guidelines, global ethics policy and the charters are available on the Corporation’s website at www.bandag.com under “Investor Relations – Corporate Governance.” All of these documents are also available in print upon written request directed to Warren W. Heidbreder, Secretary, Bandag, Incorporated, 2905 North Highway 61, Muscatine, IA 52761-5886, and the charter of the Audit Committee is attached hereto as Exhibit A.

Communications with Board of Directors

        Shareholders may communicate with the Board of Directors by writing to the Board of Directors (or, at the shareholder’s option, to a specific director or group of directors), care of the Assistant to the Board of Directors at the Corporation’s Headquarters in Muscatine, Iowa. The Assistant to the Board of Directors will ensure that this communication (assuming it is properly marked to Board of Directors or a specific director or a group of directors) is delivered to the Board of Directors or the specified director or group of directors, as the case may be.

REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Information

        The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Corporation’s Chief Executive Officer and each of its four other most highly compensated executive officers as of December 31, 2005, whose total cash compensation exceeded $100,000 for fiscal 2005. The persons named in the table are sometimes referred to herein as the “named executive officers.”

Summary Compensation Table

				Long Term Compensation

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Award(s)[1][2]	Options (Number of Shares)	All Other Compensation[3]

Martin G. Carver	2005	$606,558	$ 0	$205,005	19,220	$ 25,310
Chairman of the Board	2004	582,835	0	356,229	22,300	36,759
Chief Executive Officer	2003	482,769	0	443,750	58,400	39,432
and President

Warren W. Heidbreder	2005	$384,808	$ 0	$ 81,920	7,680	$ 19,550
Vice President, Chief	2004	374,504	0	142,500	8,900	27,623
Financial Officer and	2003	331,889	0	170,400	22,400	34,113
Secretary

John C. McErlane[4]	2005	$336,400	$ 0	$143,804	5,400	$ 20,184
Vice President;	2004	336,400	0	117,424	6,200	13,456
President of Tire	2003	336,400	0	179,760	22,400	13,456
Distribution Systems,
Inc.

Frederico U. Kopittke	2005	$320,000	$ 0	$ 47,514	4,460	$ 7,931
Vice President,	2004	312,000	0	126,505	5,200	10,835
International	2003	260,300	0	163,397	13,600	7,839

Michael A. Tirona	2005	$257,027	$ 0	$ 43,008	4,040	$125,556
Vice President and	2004	250,000	0	51,257	4,700	103,579
General Manager -	2003	240,000	0	47,918	12,600	9,011
Europe

[1]	At December 31, 2005, the number of shares held and the aggregate market value of restricted stock held by the named executive officers are as follows: Martin G. Carver, 34,573 shares Class A Common Stock, value $1,246,357; Warren W. Heidbreder, 13,413 shares Class A Common Stock, value $483,539; John C. McErlane, 9,362 shares Class A Common Stock, value $337,500; Frederico U. Kopittke, 645 shares Common Stock, value $27,522, and 9,150 shares Class A Common Stock, value $329,858; and Michael A. Tirona, 365 shares Common Stock, value $15,575, and 3,693 shares Class A Common Stock, value $20,657.

[2]	Dividends are paid on the shares of restricted stock prior to vesting. The value of the dividends paid on restricted stock in 2005 are as follows: Martin G. Carver, $1,703 relating to Common Stock and $43,964 relating to Class A Common Stock; Warren W. Heidbreder, $568 relating to Common Stock and $16,890 relating to Class A Common Stock; John C. McErlane, $521 relating to Common Stock and $11,767 relating to Class A Common Stock; Frederico U. Kopittke, $2,053 relating to Common Stock and $12,693 relating to Class A Common Stock; and Michael A. Tirona, $614 relating to Common Stock and $4,471 relating to Class A Common Stock.

[3]	Of the amounts shown in this column for 2005, the Corporation’s contribution under its Salaried Profit Sharing, Retirement and Savings Plan for the named executive officers is as follows: Martin G. Carver, $25,000; Warren W. Heidbreder, $19,240; John C. McErlane, $13,715; Frederico U. Kopittke, $7,621 and Michael A. Tirona, $12,870 (of which, because of limitations under the Internal Revenue Code of 1986, as amended, $10,500 was paid into such Plan for Martin G. Carver, Warren W. Heidbreder and Michael A. Tirona; $8,400 for John C. McErlane; and $7,621 for Frederico U. Kopittke and the balance to be paid by the Corporation outside such Plan); and $310 is the Corporation’s contribution to its Bandag Security Program, a combination defined benefit and defined contribution plan, for Martin G. Carver, Warren W. Heidbreder, Frederico U. Kopittke and Michael A. Tirona. The remainder of the amount shown for Mr. Tirona in 2005 is $112,376 due to Mr. Tirona’s status as an expatriate in Belgium. The remainder of the amount shown for Mr. McErlane in 2005 is $6,469 representing cash paid in lieu of vacation to Mr. McErlane.

[4]	For Mr. McErlane, the 2005 restricted stock awards column includes 2,406 shares of restricted stock awarded to Mr. McErlane on February 21, 2006 for 2005 performance against annual operating profit targets.

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The following table includes additional remuneration information regarding the named executive officers that is not included in the Summary Compensation Table above.

				Short-term Plan Compensation		Long-term Plan Compensation

Name and Principal Position	Total Compen- sation	Base Wage	Annual Bonus	Restricted Stock [1]	Restricted Stock [2]	Option Value Granted [2]	Option (# Shares)	Non-Vested Restricted Stock Dividends	All Other Compensation[3]

Martin G.
Carver
2005	$1,102,912	$606,558	$ 0	$ 0	$205,005	$205,077	19,220	$45,667	$ 40,605
2004	1,291,132	582,835	0	224,242	131,987	268,492	22,300	39,696	43,880
2003	1,379,730	482,769	0	443,750	0	374,986	58,400	31,283	46,942

Warren W.
Heidbreder
2005	$ 597,112	$384,808	$ 0	$ 0	$ 81,920	$ 81,946	7,680	$17,458	$ 30,980
2004	674,616	374,504	0	89,697	52,803	107,156	8,900	14,467	35,989
2003	697,853	331,889	0	170,400	0	143,830	22,400	11,618	40,116

John C.
McErlane
2005	$ 578,256	$336,400	$ 0	$ 86,255	$ 57,549	$ 57,618	5,400	$12,289	$ 28,145
2004	557,602	336,400	0	80,475	36,949	74,648	6,200	9,470	19,660
2003	687,945	336,400	0	179,760	0	143,830	22,400	8,658	19,297

Frederico U.
Kopittke [1]
2005	$ 444,045	$320,000	$ 0	$ 0	$ 47,514	$ 47,588	4,460	$14,746	$ 14,197
2004	528,495	312,000	0	95,818	30,687	62,608	5,200	11,789	15,593
2003	531,717	260,300	0	116,709	46,688	87,326	13,600	7,881	12,813

Michael A.
Tirona
2005	$ 480,701	$257,027	$ 0	$ 0	$ 43,008	$ 43,107	4,040	$ 5,084	$132,475
2004	476,681	250,000	0	23,545	27,712	62,608	4,700	2,870	109,946
2003	386,076	240,000	0	47,918	0	80,905	12,600	1,190	16,063

[1]	The amounts shown in 2003-2005 represent the value of restricted stock awarded based on achievement against pre-established performance targets under the Corporation’s Short-term Award Plan.

[2]	The amounts shown in 2003-2005 represent the value of restricted stock and estimated value of stock options awarded under the Corporation’s Long-term Award Plan.

[3]	Of the amounts shown in this column for 2005, the Corporation’s contribution under its Salaried Profit Sharing, Retirement and Savings Plan for the named executive officers is as follows: Martin G. Carver, $25,000; Warren W. Heidbreder, $19,240; John C. McErlane, $13,715; Frederico U. Kopittke, $7,621 and Michael A. Tirona, $12,870 (of which, because of limitations under the Internal Revenue Code of 1986, as amended, $10,500 was paid into such Profit-sharing Plan for Martin G. Carver, Warren W. Heidbreder and Michael A. Tirona; $8,400 for John C. McErlane; and $7,621 for Frederico U. Kopittke and the balance to be paid by the Corporation outside such Profit Sharing Plan).

Of the amounts shown in this column for 2005, investment earnings on the Corporation’s non-tax qualified Profit Sharing Contributions for the named executive officers are as follows: Martin G. Carver, $3,542; Warren W. Heidbreder, $2,287; John C. McErlane, $1,322; and Michael A. Tirona, $337.

Of the amounts shown in this column for 2005, the increase in actuarial value of the benefits accrued under the Corporation’s Pension Plan for the named executive officers is as follows: Martin G. Carver, $11,753; Warren W. Heidbreder, $9,143; John C. McErlane, $6,639; Frederico U. Kopittke, $6,266 and Michael A. Tirona, $6,582 (of which because of limitations under the Internal Revenue Code of 1986, as amended, $2,269 was accrued under such pension Plan for Martin G. Carver, $2,379 for Warren W. Heidbreder, $2,326 for John C. McErlane; $3,201 for Frederico U. Kopittke, and $3,485 for Michael A. Tirona and the balance to be paid by the Corporation outside such Plan).

Of the amounts shown in this column for 2005, $310 is the Corporation’s contribution to its Bandag Security Program in 2005, a combination defined benefit and defined contribution plan, for Martin G. Carver, Warren W. Heidbreder, Frederico U. Kopittke and Michael A. Tirona. The remainder of the amount shown for Mr. Tirona in 2005 is $112,376 due to Mr. Tirona’s status as an expatriate in Belgium. The remainder of the amount shown for Mr. McErlane in 2005 is $6,469 representing cash paid in lieu of vacation to Mr. McErlane.

Stock Options

        The following table contains information concerning the grant of stock options to the named executive officers under the Corporation’s 2004 Stock Grant and Stock Awards Plan for the year ended December 31, 2005, all of which are reflected above in the Corporation’s Summary Compensation Table:

Option Grants in Last Fiscal Year

Name	Shares Underlying Options Granted [1]	Percentage of Total Options Granted to all Employees in Fiscal Year	Exercise Price per Share [2]	Expiration Date [3]	Grant Date Present Value [4]
Martin G. Carver	19,220	21.5%	$40.96	2/18/15	$205,077
Warren W. Heidbreder	7,680	8.6%	40.96	2/18/15	81,946
John C. McErlane	5,400	6.0%	40.96	2/18/15	57,618
Frederico U. Kopittke	4,460	5.0%	40.96	2/18/15	47,588
Michael A. Tirona	4,040	4.5%	40.96	2/18/15	43,107

[1]	These options are options to purchase Class A Common Stock and are nonqualified stock options under the Internal Revenue Code.

[2]	An option holder can pay the exercise price of options in cash and/or by delivering previously issued shares of the Corporation’s Class A Common Stock.

[3]	Options granted to all participants are exercisable at the rate of 25% per year, beginning February 18, 2006.

[4]	The option values presented are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the Class A Common Stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the Black-Scholes model. The estimated values under the Black-Scholes model are based on arbitrary assumptions as to variables such as interest rates, the stock price volatility and future dividend yield, including the following: (a) an assumed United States Treasury security rate of 4.19%; (b) stock price volatility of 29.4% (based on the three-year weekly stock price history ending December 31, 2004); and (c) a dividend yield of 3.65% (based on the weighted average dividend yield of the Class A Common Stock for the one-year period ended December 31, 2004).

        The following table sets forth information regarding the exercise of stock options and the fiscal year-end value of unexercised options held by the named executive officers:

Aggregate Option Exercises in Last
Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005[1]
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Martin G. Carver	---	---	177,920	85,500	$1,593,620	$ 398,654
Warren W. Heidbreder	---	---	67,090	33,290	598,173	152,602
John C. McErlane	---	---	65,090	29,210	596,199	153,394
Frederico U. Kopittke	---	---	37,890	20,270	383,794	96,696
Michael A. Tirona	---	---	28,970	17,470	277,807	75,923

[1]	The dollar values are calculated by determining the difference between the fair market value of the underlying Class A Common Stock at December 31, 2005 and the exercise price of the options.

        The following table provides information as of December 31, 2005 about shares of Class A Common Stock that are authorized for issuance (no Common Stock is so authorized) under all of the Corporation’s existing equity compensation plans, consisting solely of the Corporation’s Stock Award Plan and 2004 Stock Grant and Awards Plan.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans [excluding Securities reflected in Column (a)] (c)
Equity compensation plans
approved by shareowners	1,437,125[1]	$29.80	1,843,510 [2]
Equity compensation plans not
approved by shareowners	---	---	---

Total	1,437,125 [1]	$29.80	1,843,510 [2]

[1]	Represents 1,325,585 outstanding options under the Stock Award Plan, 101,660 outstanding options under the 2004 Stock Grant and Awards Plan, and 9,880 stock appreciation rights under the Stock Grant and Awards Plan.

[2]	Consists of 1,843,510 shares of Class A Common Stock available for future issuance under the 2004 Stock Grant and Awards Plan, of which no more than 705,317 shares may be in the form of restricted stock awards.

Pension Plan Benefits.

        The following table sets forth annual normal retirement age pension benefits under the Bandag Salaried Pension Plan at the specified remuneration and years-of-service classifications. The table assumes retirement in 2006. To the extent benefits are not paid under the Salaried Pension Plan due to limitations under the Internal Revenue Code of 1986, as amended, they are paid by the Corporation.

PENSION PLAN TABLE
Annual Pension Per Years of Service

Highest 5-Year Average Annual Compensation	5-Years	10-Years	15-Years	20-Years	25-Years	30-Years	35-Years
$ 50,000	$ 2,500	$ 5,000	$ 7,500	$ 10,000	$ 12,500	$ 15,000	$ 17,500
$100,000	$ 6,531	$ 13,063	$ 19,594	$ 24,900	$ 29,900	$ 34,900	$ 39,900
$150,000	$ 10,594	$ 21,188	$ 31,781	$ 39,900	$ 47,400	$ 54,900	$ 62,400
$200,000	$ 14,656	$ 29,313	$ 43,969	$ 54,900	$ 64,900	$ 74,900	$ 84,900
$250,000	$ 18,719	$ 37,438	$ 56,156	$ 69,900	$ 82,400	$ 94,900	$107,400
$300,000	$ 22,781	$ 45,563	$ 68,344	$ 84,900	$ 99,900	$114,900	$129,900
$350,000	$ 26,844	$ 53,688	$ 80,531	$ 99,900	$117,400	$134,900	$152,400
$400,000	$ 30,906	$ 61,813	$ 92,719	$114,900	$134,900	$154,900	$174,900
$450,000	$ 34,969	$ 69,938	$104,906	$129,900	$152,400	$174,900	$197,400
$500,000	$ 39,031	$ 78,063	$117,094	$144,900	$169,900	$194,900	$219,900
$550,000	$ 39,031	$ 78,063	$117,094	$144,900	$169,900	$194,900	$219,900
$600,000	$ 39,031	$ 78,063	$117,094	$144,900	$169,900	$194,900	$219,900
$650,000	$ 39,031	$ 78,063	$117,094	$144,900	$169,900	$194,900	$219,900

        Pension amounts are based upon an employee’s base salary and credited years of service. The base salaries for each of the last three fiscal years to the named executive officers are set forth in the Summary Compensation Table under “Salary.” As of January 31, 2006, Messrs. Carver, Heidbreder, McErlane, Kopittke and Tirona had completed approximately 26, 23, 20, 11, and 20 years of credited service under the Corporation’s pension plan, respectively. Benefits shown in the table are computed as a straight line single life annuity assuming retirement at age 65 and are not subject to offset for Social Security Benefits.

        In addition, certain of the named executive officers also have a “Bandag Security Program” benefit under the Bandag Salaried Pension Plan. The annual defined benefit payable at age 62 for each of the following named executive officers is fixed and is as follows: Martin G. Carver, $700; Warren W. Heidbreder, $542; John C. McErlane, $404; and Michael A. Tirona, $384.

Executive Officer Agreements

        Messrs. Carver, Heidbreder and McErlane, named in the Summary Compensation Table, are parties to Severance Agreements with the Corporation. The Severance Agreements provide for severance benefits equal to the greater of $1,000,000, $650,000, and $610,000 respectively, or an amount equal to twenty-four (24) months base salary, in the event of the executive’s involuntary termination of employment or voluntary termination for good cause, except for death, disability or retirement. For purposes of the Severance Agreements, “good cause” means (i) a 15% or greater reduction in the executive’s base pay, (ii) a materially adverse change, without the executive’s prior written consent, in the nature or scope of the executive’s title or responsibilities, or (iii) the relocation of the executive’s principal place of employment by more than fifty (50) miles. The Severance Agreements restrict the named executive officers from competing with the Corporation for twenty-four months following termination of employment and also contain extensive restrictions on disclosure of the Corporation’s confidential information.

Report of Management Continuity and Compensation Committee on Executive Compensation

        The Management Continuity and Compensation Committee of the Board of Directors (the “Compensation Committee”) makes all decisions regarding compensation of the Corporation’s executive officers, including the awarding of stock options and restricted stock. The Compensation Committee is comprised of four non-employee independent Directors. Set forth below is a report submitted by the Compensation Committee addressing the Corporation’s compensation policies applicable to the Corporation’s executive officers, including the named executive officers in the Summary Compensation Table.

        The Corporation’s executive compensation strategy is designed to:

•	Increase the alignment of executive compensation and rewards with the interests of the Corporation's shareholders;

•	Provide focus and clarity about corporate strategies and the Corporation's execution of those strategies;

•	Provide compensation opportunities that retain and attract individuals who achieve results and significantly contribute to the Corporation’s success and culture;

•	Align actual compensation earned to the Corporation's short-term and long-term performance;

•	Recognize and reward individuals for the role they have in making the Corporation successful and allow them to share in that success.

Bandag’s Executive Compensation Plan

        Under the Corporation’s executive compensation plan, the total compensation opportunity for each executive officer, including the Chief Executive Officer, is based on a target level of total direct compensation for each individual position. The total direct compensation target for each position approximates the 60th percentile of competitive compensation (cash and stock) from executive compensation surveys, which encompasses manufacturing companies with revenues between $500 million and $1 billion.

        The actual level of total compensation an executive will achieve depends upon a variety of factors, including the responsibilities of the position, experience of the executive, current level of total compensation relative to the target level, the financial performance of the Corporation, national trends, and the Corporation’s competitive need to retain and recruit the very best and most capable individuals. In reviewing the Corporation’s financial performance, the Compensation Committee considers the Corporation’s revenues, net income and net income per share in light of the competitive and economic conditions during the fiscal year.

        The Corporation’s executive compensation plan consists of the following components:

Base Salary

        Base salaries were established based on the pay-at-risk level appropriate for each executive’s job, including the Chief Executive Officer. For the Chief Executive Officer, base salary represented approximately 43% of the targeted total direct compensation opportunity. For the other named executive officers, base salaries averaged 59% of their targeted total direct compensation opportunity.

        During 2005, executive officers, including the Chief Executive Officer, received a 2.5% increase based on the midpoint established for their role. The midpoint is the base salary target under which an executive officer’s salary is administered. Under the midpoint compensation system, midpoints were used to calculate the annual increase for each executive officer by multiplying the midpoint (not the current base salary) by a percentage established by the Compensation Committee. The resulting amount was then added to the current base salary.

        In determining the percentage increase for base salary, the Compensation Committee considered a variety of factors, including inflation rate, the Corporation’s financial performance, and trends in salaried employee compensation increases, as disclosed by published salary budget forecasts. Future base pay increases will be based on factors similar to those just discussed.

Short-term Award Plan

        For 2005, thirty-four participants, including the Chief Executive Officer, were eligible to participate in the Corporation’s Short-term Award Plan, which annually awards restricted stock based on achievement of certain financial targets pre-established by the Compensation Committee.

        For three of the thirty-four participants, including named executive officers Martin G. Carver, Chief Executive Officer and Warren W. Heidbreder, Vice President, Chief Financial Officer, performance was based on achievement of the Corporation’s diluted earnings-per-share (“EPS”) against a pre-established diluted EPS “target”. For the remaining thirty-one participants, including named executive officers Frederico U. Kopittke, Vice President, International; John C. McErlane, Vice President; President, Tire Distribution Systems, Inc., a wholly owned subsidiary; and Michael A. Tirona, Vice President and General Manager – Europe, performance was based on achievement of the Corporation’s diluted EPS, as discussed above, and achievement of specific business unit annual operating profit objectives.

        For 2005 performance against annual operating profit targets, John C. McErlane, Vice President; President, Tire Distribution Systems, Inc., a wholly owned subsidiary, and two non-executive officers employed by Tire Distribution Systems, Inc. were awarded shares of restricted stock on February 21, 2006 under the Bandag, Incorporated 2004 Stock Grant and Awards Plan, the value of which for Mr. McErlane is included in the Summary Compensation Table. Based on the performance in 2005 against the EPS and specific business unit annual operating profit targets established by the Compensation Committee, no other grants of restricted stock were awarded in 2006 under the Short-term Award Plan.

        Any restricted shares awarded under this plan vest three years from the date of grant if the recipient is still employed by the Corporation, and vest immediately in the event of death, disability, retirement at age 60 with ten or more years of service, or change in corporate control.

Long-term Award Plan

        Executive officers, including the Chief Executive Officer, participate in a long-term award plan designed to achieve the following objectives:

•	Create a better link between the interests of the participants and the Corporation's shareholders;

•	Promote teamwork and provide participants with rewards for excellence in the Corporation's performance;

•	Provide flexibility to the Corporation in its ability to compensate, attract, and retain the services of individuals who make significant contributions to the Corporation’s success; and

•	Allow participants to further share in the success of the Corporation.

        Under this plan, executive officers, including the Chief Executive Officer, were granted a stock option under the Bandag, Incorporated 2004 Stock Grant and Awards Plan, to purchase shares of Class A Common Stock at fair market value as of the award date of February 18, 2005, and restricted shares of Class A Common Stock. These options are non-qualified stock options under the Internal Revenue Code.

        Under the stock option grant, stock options for the executive officers, including the Chief Executive Officer, are exercisable at a rate of 25% per year, beginning February 18, 2006, and have an exercise period of 10 years. The size of the grant was based on the estimated value of the options using the Black-Scholes option pricing model, and was made considering the executive’s overall total direct compensation target. Stock options made up approximately 50% of an executive officer’s long-term award.

        Each option becomes immediately exercisable at the end of the vesting period, unless the participant’s employment has been previously terminated, or in the event of the participant’s death, disability, retirement at age 60 with ten or more years of service, or change in corporate control.

        Shares of restricted stock made up approximately 50% of an executive officer’s long-term award and were valued on the basis of the fair market value of shares of Class A Common Stock on the date of the award. The shares of restricted stock are not transferable for three years after grant and are forfeited if the employment of the executive officer is terminated within the three-year period, except in cases of death, disability, retirement after age 60 with ten or more years of service, or a change in control. In any of such events, the restrictions lapse and the shares of restricted stock become immediately transferable.

Bandag’s 2006 Executive Compensation Plan

        During 2005 the Compensation Committee worked with consultants from Mercer HR Consulting to review and evaluate the Corporation’s executive compensation program. Based on the evaluation, the following changes were made for 2006:

•	The total direct compensation target for each position approximates the 50th percentile of competitive compensation (cash and stock) from executive compensation surveys, which encompass manufacturing companies with revenues between $750 million and $1.25 billion.

•	Executive base salary midpoints for each position approximates the 50th percentile of executive base salary from executive compensation surveys, which encompass manufacturing companies with revenues between $750 million and $1.25 billion. As a result of this action, 2006 midpoints for executive officers, including the Chief Executive Officer, were reduced from 2005 levels by an average of approximately 12.5%.

•	Any payouts based on results achieved under the Corporation’s short-term (annual) award plan will be paid in cash rather than restricted stock.

•	Under the Corporation’s long-term award plan, restricted stock was replaced with performance units to increase the linkage of executive compensation earned to the financial performance of the Corporation. The portion of an executive officer’s long-term award allocated to performance units is sixty percent (60%) and the portion allocated to stock options is forty percent (40%). Upon vesting of the performance units, fifty percent (50%) of the fair market value of the performance units (namely, the fair market value of the equivalent number of shares of Class A Common Stock) is made in shares of Class A Common Stock and fifty percent (50%) of the fair market value of the performance units is paid in cash. Vesting is based on the achievement of pre-established financial targets over a three-year period. In connection with the transition of participants into the new long-term award plan, if none of the financial targets are achieved, a payout equal to twenty percent of the amount participants would have earned if financial targets had been met at the target performance level will be made.

Bandag, Incorporated Management
Continuity and Compensation Committee

Robert T. Blanchard Gary E. Dewel James R. Everline R. Stephen Newman, Chairman

Remuneration of Directors

        Directors who are also full-time employees of the Corporation do not receive remuneration for acting as directors. Non-employee directors are currently compensated in accordance with the following schedule:

Annual Fees — Chairman of Committee and Vice Chairman of Board – $34,500. Other Directors – $32,000.
Board Meeting Attendance – $1,500 per meeting.
Committee Meeting Attendance — Chairman – $1,750 per meeting.
Other Directors – $1,500 per meeting.

Director Compensation Paid in 2005

        The following table sets forth information concerning compensation paid for the last fiscal year to each member of the Corporation’s Board of Directors for his or her service as a director (other than Martin G. Carver who receives no compensation for service as a director).

				Long-term Compensation

	Total Compensation	Annual Retainer	Total Meeting Fees	Est. Value Stock Options [1]	Restricted Stock [2]

Robert T. Blanchard[3]	$105,876	$33,875	$37,000	$17,496	$17,505

Roy J. Carver, Jr	75,501	32,000	8,500	17,496	17,505

Gary E. Dewel	95,251	34,500	25,750	17,496	17,505

James R. Everline	107,501	34,500	38,000	17,496	17,505

Phillip J. Hanrahan	75,501	32,000	8,500	17,496	17,505

Amy P. Hutton	99,626	32,625	32,000	17,496	17,505

Edgar D. Jannotta	75,501	32,000	8,500	17,496	17,505

R. Stephen Newman	109,751	34,500	40,250	17,496	17,505

[1]     Stock Option Award – Each non-employee director was awarded a stock option for 1,620 shares of Class A Common Stock on March 14, 2005. The exercise price of the stock option is $41.48 per share, being the fair market value of the Class A Common Stock on the date of grant. The options are immediately exercisable and expire 10 years from the date of grant.

[2]     Restricted Stock Award – Each non-employee director was awarded 422 shares of Class A Common Stock on March 14, 2005. The price of a share of Class A Common Stock on March 14, 2005 was $41.48. The shares are restricted and vest in three years based upon continued service as a director, or earlier in the event of death, disability or retirement from the Board of Directors after age 60 with at least 10 years of continuous service as a director. Prior to vesting, directors are entitled to receive dividends on the shares and to exercise voting rights.

[3]     Mr. Blanchard, whose term expires at the annual meeting, is retiring from the Board of Directors and will not stand for re-election.

Awards to Directors in 2006

        Stock Option Award – Each non-employee director was awarded a stock option for 1,370 shares of Class A Common Stock on March 13, 2006. The value of this award is $11.35 per share, computed under the Black-Scholes method. The exercise price of the stock option is $35.60 per share, being the fair market value of the Class A Common Stock on the date of grant. The options are immediately exercisable and expire 10 years from the date of grant. The value of the annual stock option award and/or the number of shares covered by the award will vary in future years.

        Restricted Stock Award – Each non-employee director was awarded 657 shares of Class A Common Stock on March 13, 2006. The price of a share of Class A Common Stock on March 13, 2006 was $35.60. The shares are restricted and vest in three years based upon continued service as a director, or earlier in the event of death, disability or retirement from the Board of Directors after age 60 with at least 10 years of continuous service as a director. Prior to vesting, directors are entitled to receive dividends on the shares and to exercise voting rights.

Transactions with Management/Principal Shareholders and Directors

        Roy J. Carver, Jr., brother of Martin G. Carver, owns 100% of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; and Davenport, Iowa. During 2005, it sold $221,101 of aviation fuel and charter services to the Corporation at competitive prices based on volume purchased and services utilized. Phillip J. Hanrahan, a director, is a partner of the law firm of Foley & Lardner LLP, Milwaukee, Wisconsin, which has provided legal services to the corporation for several years, including 2005, and expects to provide legal services in 2006. Mr. Edgar D. Jannotta, a director, is Chairman of William Blair & Company, L.L.C. and Chairman of that firm’s Executive Committee. William Blair & Company, L.L.C. has provided investment banking services to the Corporation for several years, including 2005, and may provide services in 2006 if requested by the Corporation.

AUDIT COMMITTEE REPORT

        Pursuant to its written charter, the Audit Committee (“Committee”) oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Additionally, the Committee reviewed management’s evaluation of the effectiveness of the Corporation’s internal controls over financial reporting with management, including a discussion of the conclusion reached by management.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as may be modified or supplemented.

        The Committee discussed with the independent auditors the auditors’ independence from management and the Corporation and considered the compatibility of non-audit services provided by the auditors to the Corporation with their independence. In addition, the independent auditors provided the Audit Committee with written disclosure respecting their independence and the letter required by Independence Standards Board No. 1 (“Independence Discussions with Audit Committees”).

        The Committee discussed with the Corporation’s independent auditors the overall scope and plans for their audit of the Corporation’s consolidated financial statements and the audit of management’s assessment as to the effectiveness of the Corporation’s internal controls over financial reporting. The Committee meets with the independent auditors, both with and without management present, as deemed advisable, to discuss the results of their examination, their evaluation of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. In addition, the Committee reviews with management and the independent auditors proposed interim financial statements. The Committee held 11 meetings during fiscal 2005.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2006, subject to shareholder ratification.

Bandag, Incorporated
Audit Committee

Amy P. Hutton, Chairman	Robert T. Blanchard
James R. Everline	R. Stephen Newman

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SHAREHOLDER RETURN PERFORMANCE INFORMATION

        Set forth below is a line graph comparing the yearly percentage change during the last five years in the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation’s Common Stock and Class A Common Stock with the cumulative total returns of the Standard & Poor’s 500 Stock Index and the Dow Jones & Co., Inc. Tire and Rubber – Index (“Tire and Rubber Index”). The graph assumes $100 invested on December 31, 2000 in Bandag, Incorporated Common Stock and Class A Common Stock, the S&P 500 Stock Index and the Dow Jones & Co., Inc. Tire and Rubber – Index.

Comparison of Five Year Cumulative Total Return

			December 31

	2000	2001	2002	2003	2004	2005

Bandag, Incorporated	100	91	108	124	151	127

S&P 500 Stock Index	100	88	69	88	98	103

Dow Jones Tire and Rubber	100	116	53	68	96	98

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Proposal No. 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has selected Ernst & Young LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2006.

        Ernst & Young LLP served as the Corporation’s independent auditors for the fiscal year ended December 31, 2005. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to any questions raised at the meeting and make any comments they deem appropriate.

        Although this selection is not required by law to be submitted to a vote by shareholders, the Audit Committee, pursuant to the requirements of its charter, requests that the shareholders ratify the selection of Ernst & Young LLP as independent auditors for 2006. If the shareholders should not so ratify, the Audit Committee will reconsider the selection.

        Assuming a quorum is present, ratification of the appointment requires that more votes represented by shares of Common and Class B Common Stock be voted in favor of such ratification than are voted against such ratification. Any shares not voted at the Annual Meeting with respect to such ratification (whether as a result of abstentions, broker non-votes or otherwise) will have no impact on the vote.

Audit Fees

        The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Corporation’s annual financial statements, the review of the financial statements included in the Corporation’s Form 10-Qs and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2005 and 2004 were $1,947,000 and $1,920,800, respectively.

Audit-Related Fees

        The aggregate fees billed by Ernst & Young LLP for assurance and related services principally related to the performance of the audit of the Corporation’s financial statements, other than the audit fees described above, for the fiscal years ended December 31, 2005 and 2004 were $85,700 and $82,200, respectively. The services primarily consisted of services in connection with pension audits and various miscellaneous matters.

Tax Fees

        For the fiscal years ended December 31, 2005 and 2004, Ernst & Young LLP did not perform any professional services for the Corporation relating to tax compliance, tax advice or tax planning.

All Other Fees

        Other than the foregoing described fees and services, Ernst & Young LLP received no fees nor provided any services in either 2005 or 2004.

Audit Committee Pre-approval Policies and Procedures

        The policy of the Audit Committee requires pre-approval of all audit, audit-related, tax and other services to be provided by Ernst & Young LLP, subject to de minimis exceptions for the providing of non-audit services, which services must be approved by the Audit Committee prior to completion of the audit and must otherwise comply with Section 10A(i)(B) of the Securities Exchange Act of 1934.

        All of the audit-related services described above were pre-approved by the Audit Committee to the extent required by applicable law.

Proposal No. 3 – OTHER MATTERS

        The management of the Corporation knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgments.

2007 SHAREHOLDERS’ PROPOSALS

        The date by which proposals of shareholders intended to be presented at the 2007 Annual Meeting of the Corporation must be received by the Corporation for inclusion in its Proxy Statement and form of proxy relating to that meeting is December 18, 2006. The Corporation may exercise discretionary voting authority under proxies solicited by it for the 2007 Annual Meeting of Shareholders if it receives notice of a proposed non-Rule 14a-8 shareholder action after March 3, 2007.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s executive officers, directors and more than 10% shareholders (“Insiders”) to file with the Securities and Exchange Commission reports on prescribed forms of their beneficial ownership of the Corporation’s stock and furnish copies of such reports to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 was required to be filed, the Corporation believes that during the year ended December 31, 2005, all reports required by Section 16(a) to be filed by the Corporation’s Insiders were filed on a timely basis.

Expenses

        The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Corporation.

        Some of the officers and regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone, e-mail or telefax. The Corporation will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their expenses.

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Exhibit A

BANDAG, INCORPORATED

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

(As Amended March 9, 2004)

Statement of Purpose

        The Audit Committee of Bandag, Incorporated (“Company”) is appointed by the Board of Directors to assist the Board in its oversight of:

(1)	The integrity of the Company’s financial statements.

(2)	The independent auditors’ qualifications and independence.

(3)	The Company’s compliance with legal and regulatory requirements.

(4)	The performance of the Company’s internal audit function and of the independent auditors.

(5)	Other functions which may, from time to time, be assigned to the Audit Committee by the Board of Directors.

        In addition, the Audit Committee shall prepare the report required by the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership and Qualifications

        The Audit Committee shall be composed of at least three members, all of whom shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an audit committee financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than three public companies, including the Company.

Meetings

        The Audit Committee shall meet at least once each quarter or more frequently as it determines. The Audit Committee shall meet periodically in separate executive sessions with Company management, with the internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors. The Audit Committee may permit, at its request, any member of Company management or other employee of the Company or the Company’s outside counsel or independent auditors or members of any accounting firm performing internal audit functions to attend any meeting of the Audit Committee, or to meet with any member of, or consultants or advisors to, the Audit Committee.

Responsibilities and Duties

        The Audit Committee shall have sole authority for the appointment (subject to shareholder ratification) termination, compensation and oversight of the work of the independent auditors (including resolution of disagreements between Company management and the independent auditors regarding financial reporting). The independent auditors are accountable to and shall report directly to the Audit Committee.

        The Audit Committee shall preapprove all auditing services and permitted non-audit services, including fees and terms, to be performed by the independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(B) of the Exchange Act which must be approved by the Audit Committee prior to the completion of the audit.

        The Audit Committee shall have the authority to engage independent legal counsel, accountants and other advisors as it determines necessary or appropriate. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any independent legal counsel or other advisors engaged by the Audit Committee.

        The Audit Committee shall make regular reports to the Board covering any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

        The Audit Committee shall annually review its own performance.

        The Audit Committee will undertake the following activities to discharge the five basic responsibilities described above:

Integrity of Financial Statements

(1)	Meet with the independent auditors prior to the annual audit to review the scope, planning and staffing of the audit. Discuss any changes in accounting principles or procedures which may significantly impact the audit and/or the resulting financial statements.

(2)	Meet at least annually with the independent auditors and Company management, both collectively and individually in separate executive sessions, to discuss the annual financial statements (including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations) and the results of the annual audit of the Company’s financial statements, including communications required by Statement on Auditing Standards No. 61 “Communications with Audit Committees” and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

(3)	Review and discuss with Company management and the independent auditors the Company’s quarterly interim and annual financial statements prior to their public release. Review and discuss with Company management and the independent auditors the Company’s quarterly report on Form 10-Q, and the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the report of the independent auditors on their review of the Company’s quarterly interim financial statements prior to filing the Form 10-Q with the Commission.

(4)	Discuss with Company management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any actions taken to correct material internal control deficiencies.

(5)	Discuss with Company management the Company’s earnings press releases, as well as financial information provided to analysts and rating agencies. The Audit Committee need not discuss in advance each earnings press release. Such discussion may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

(6)	Discuss with Company management the Company’s policies with respect to risk assessment and risk management, the Company’s major financial risk exposures and the steps Company management has taken to monitor and control such exposures.

(7)	Regularly review with the independent auditors any difficulties the independent auditors encountered in the course of the audit work, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, or any significant disagreements with Company management.

(8)	Discuss with Company management and the independent auditors the effect of legal and accounting developments, as well as off-balance sheet structures, if any, on the Company’s financial statements.

(9)	Review and discuss reports from the independent auditors on:

a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

c.	Other material written communications between the independent auditors and Company management, such as any management letter or schedule of unadjusted differences.

Oversight of the Company’s Relationship with the Independent Auditors

(1)	Review and evaluate the lead partner of the independent auditors’ team.

(2)	Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, taking into account the opinions of Company management and internal auditors (or other personnel responsible for the internal audit function). The Audit Committee shall present its conclusions with respect to the independent auditors to the Board.

(3)	Assure the rotation of the lead (or coordinating) audit partner (having primary responsibility for the audit) and other partners on the audit engagement team as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

(4)	Approve policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

(5)	Discuss with the independent auditors any communications between the audit team and the national office of the independent auditors respecting auditing or accounting issues presented during the audit.

Compliance with Legal and Regulatory Requirements

(1)	Annually review and reassess the charter of the Audit Committee and recommend its approval (with any proposed changes) by the Board of Directors.

(2)	Recommend to the Board of Directors, if appropriate, that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

(3)	Discuss with Company management and the independent auditors any correspondence from regulators or governmental agencies which raises material issues concerning the Company’s financial statements or accounting policies.

(4)	Establish “whistle-blower” procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(5)	Annually review the report from Company management regarding compliance with the Foreign Corrupt Practices Act.

(6)	Review legal and regulatory matters brought to its attention that may have a material impact on the Company’s financial statements.

Oversight of the Company’s Internal Audit Function

(1)	Review the appointment and replacement of the senior internal auditing executive.

(2)	Approve the engagement (including terms and fees) of non-Company entities which provide internal auditing services.

(3)	Review the responsibilities of the internal audit staff (and any non-Company entity providing internal auditing services), budget and staffing of the internal audit.

(4)	Review reports, or summaries thereof, to Company management prepared by the internal audit staff (including any non-Company entity providing internal audit services) regarding internal controls and the internal audit and Company management’s responses thereto.

Carrying Out Other Functions Assigned by the Board of Directors

(1)	Annually obtain a report from the independent auditors regarding the status of annual audits of employee benefit plans and significant matters noted as a result of such audits. Discuss as appropriate with Company management and the independent auditors.

(2)	Annually review the report from Company management regarding compliance with the Company’s Global Ethics Policy.

Effect of Charter

        While the Audit Committee has the specific responsibilities set forth in this charter, it is not the duty of the Audit Committee to conduct audits or investigations, or determine that the Company’s financial statements are accurate and in compliance with generally accepted accounting practices. Also, it is not the duty of the Audit Committee to assure compliance with laws and regulations or the Company’s Global Ethics Policy. Preparation of complete and accurate financial statements in accordance with generally accepted accounting principles and assuring compliance with applicable laws and regulations and the Company’s Global Ethics Policy are the responsibilities of Company management. It is the responsibility of the independent auditors to express an opinion on the financial statements based on their audits.

[_] Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1.  The Board of Directors recommends a vote FOR the listed nominees.
     To elect two directors for terms of three years:

	For	Withhold
01 - Gary E. Dewel	[_]	[_]
	For	Withhold
02 - R. Stephen Newman	[_]	[_]

B    Issues

The Board of Directors recommends a vote FOR the following proposal.

2. To ratify the selection of Ernst & Young LLP as	For	Against	Abstain
independent auditors of the Corporation for the fiscal	[_]	[_]	[_]	Mark this box with an X if you have made comments below. [_]
year ending December 31, 2006.

3. In their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

C    Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – BANDAG, INCORPORATED

Muscatine, Iowa

PROXY FOR ANNUAL MEETING – MAY 16, 2006

The undersigned hereby appoints Martin G. Carver and Roy J. Carver, Jr., or either of them, the true and lawful proxies of the undersigned, with full power of substitution, to represent and to vote as designated herein all shares of Common Stock (COM) and Class B Common Stock (CLB) of Bandag, Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Bandag, Incorporated to be held May 16, 2006 and at all adjournments or postponements thereof, hereby revoking any proxy heretofore executed by the undersigned for such meeting.

This proxy is solicited on behalf of the Board of Directors of Bandag, Incorporated. Every properly signed proxy will be voted as directed. Unless otherwise directed, proxies will be voted FOR all the indicated nominees as directors in Item (1) and FOR Item (2), and in the discretion of the proxy holder in connection with Item (3).

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. The proxy holder cannot vote your shares unless you sign and return this card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE